Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Loar Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, $0.01 par value per share	Rule 457(a)	5,462,500	$90.46	$494,137,750	$153.10 per $1,000,000	$75,652.49

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

		Total Offering Amounts				$494,137,750		$75,652.49

		Total Fees Previously Paid						—

		Total Fee Offsets						—

		Net Fee Due						$75,652.49

(1)	Includes 712,500 additional shares that may be purchased by the underwriters upon the exercise of their option to purchase additional shares, if any.
(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average high and low sales prices of the Registrant’s Common Stock as reported by the New York Stock Exchange on December 3, 2024.